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                                                                   EXHIBIT 10.32

December 2, 1999

Steve Wiggington

Re:  Offer for Employment and Agreement of Steve Wiggington

Dear Steve,

     On behalf of Neoforma.com, Inc. (the "Company"), I am pleased to offer you a position with the Company or at the Company's option what will become its Pharos Technologies, Inc. subsidiary based upon the following terms:

     1. Position. Upon acceptance of this offer, you will become the Vice President of Sales and Business Development, to Bill Cummings . You will be expected to devote at least forty (40) hours per week to the performance of your duties and to give your best efforts to such duties. Your position may require that you travel from time to time as the Company may reasonably request and as shall be appropriate and necessary in the performance of your duties. This offer is contingent upon the closing of the proposed transaction between the Company and Pharos Technologies, Inc. (the "Closing").

     2. Effective Date. The effective date of employment shall be the date of the Closing.

     3. Compensation. The Company will pay you a salary of $140,000.00 per annum, less applicable withholdings, payable in accordance with the Company's standard payroll policies. Your salary will begin as of the effective date of employment. The first and last payment by the Company to you will be prorated, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period. The President and or the Company's board of directors may review your salary and performance at least annually. The Company shall reimburse you for all reasonable expenses which you incur in performing your duties and obligations under this Agreement consistent with Company policies in effect from time to time for its employees at your level, upon presentation of expense statements, vouchers or such other supporting documentation as the Company may reasonably require.

     4. Vacation and Benefits. Upon the Effective Date of your employment and then for so long as you are employed by the Company you will accrue 1.25 days of paid time off ("PTO") for each full month you are employed by the Company. Vacation days and sick leave shall both be deducted from your accrued PTO. You will also be entitled to standard fringe benefits in accordance with the Company's practices covering employees, as such benefits may be in effect from time to time. Please contact Human Resources if you would like additional information regarding benefits.

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         5. Stock Option. Subject to action by the Company's board of directors and compliance with applicable state and federal securities laws, the Company will grant to you an option (the "Option") to purchase ________ shares of the Company's Common Stock pursuant to the Company's 1997 Incentive Stock Plan (the "Plan") adopted by the board of directors and stockholders of the Company. The exercise price of the Option will be the fair market value of the Company's Common Stock on the date of grant as determined by the Company's board of directors. The Option will vest over four (4) years with one fourth (1/4) of the shares vesting at the end of twelve (12) full months following your effective date of employment with the Company and an additional one forty-eighth (1/48) of the shares will vest each full month thereafter until all of the shares are exercisable, subject to all provisions of the Plan and your continued employment with the Company.

     6. Employment, Confidential Information, Invention Assignment and Arbitration Agreement. As a condition of accepting this offer of employment, you will be required to complete, sign and return the Company's standard form of Employment, Confidential Information, Invention Assignment and Arbitration Agreement.

     7. Immigration Laws. For purposes of federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within 3 business days of the effective date of your employment, or your employment relationship with the Company may be terminated.

     8. Conflicting Employment. During the period that you render services to the Company, you will not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You represent that your signing of this offer letter, agreement(s) representing stock options granted to you, if any, under the Plan and the Company's Employment, Confidential Information, Invention Assignment and Arbitration Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

     9. Entire Agreement. This offer letter, the Employment, Confidential Information, Invention Assignment and Arbitration Agreement and the agreement(s) representing stock options granted to you, if any, under the Plan, when signed by you, set forth the terms of your employment with the Company and supersede any and all prior representations and agreements, whether written or oral.

     10. Amendment. This agreement can only be amended in writing signed by you and an officer of the Company. Any waiver of a right under this agreement must be in writing.

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     11.  Governing Law. This agreement will be governed under the laws of the
State of California applicable to such agreements made and to be performed entirely within such State.

     12. Costs and Attorneys fees. If any action, suit, arbitration proceeding or other proceeding is instituted in connection with or arising out of this Agreement, the prevailing party shall recover all of such party's costs, including, without limitation, the court costs and attorneys fees incurred therein, including for any and all appeals or petitions therefrom. As used herein, "attorneys fees" shall mean the full and actual costs of any legal services rendered in connection with the matters involved, calculated on the basis of the usual fee charged by the attorneys performing such services.

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     We look forward to you joining the Company. If the foregoing terms are agreeable, please indicate your acceptance by signing the enclosed copy of this letter in the space provided below and returning it to me within three days.

                                             Sincerely,

                                             NEOFORMA.COM, INC.


                                             By:
                                                --------------------------------
                                                Annette Ohl,
                                                Director of Human Resources


AGREED AND ACCEPTED:
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